                                                                   Exhibit 99(B)

THIS MITTS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR MITTS SECURITIES IN CERTIFICATED FORM, THIS MITTS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS MITTS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY MITTS SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-                                                    _________ Units
CUSIP 590188 488
                                        (Each Unit representing $10 principal
                                                   amount of MITTS Securities)

                           MERRILL LYNCH & CO., INC.
                  Consumer Staples Select Sector SPDR(R) Fund
                     Market Index Target-Term Securities(R)
                               due April   , 2006
                             ("MITTS  Securities")

          Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the "Company", which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the "Principal Amount") plus the Supplemental
Redemption Amount, as defined below, on April   , 2006 (the "Stated Maturity").

          Payment or delivery of the Principal Amount and the Supplemental Redemption Amount and any interest on any overdue amount thereof with respect to this Security shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or in the consideration specified below.

          This MITTS Security is one of the series of Consumer Staples Select
Sector SPDR(R) Fund Market Index Target-Term Securities(R) due April    , 2006.

          At maturity, a beneficial owner of a MITTS Security will be entitled to receive the number of shares of the Consumer Staples Select Sector SPDR Fund (the "Consumer Staples SPDR Fund") (or cash with an equal value) equal in value (determined based on the Ending Value (as defined below)) to the Principal Amount of such MITTS Security plus the Supplemental Redemption Amount, if any, all as provided below. The amount to be paid by the Company to any holder of the MITTS Securities on the maturity date will be aggregated based on the total number of units then held by such holder and rounded to the nearest cent. If the Adjusted Ending Value (as defined below) does not exceed the Starting Value, a beneficial owner of a MITTS Security will be entitled to receive only the number of shares of the Consumer Staples SPDR Fund (or cash with an equal value) equal in value (determined based on the Ending Value) to the Principal Amount of such MITTS Security.

          If the Company chooses to deliver shares of the Consumer Staples SPDR Funds to the holders hereof at the Stated Maturity, the Company or one of its affiliates will deliver such shares that are then newly issued by the Consumer Staples SPDR Fund.

          The Company may, at its option, in lieu of delivering shares of the Consumer Staples SPDR Fund, pay cash in an amount equal to the sum of the Principal Amount of the MITTS Securities and the Supplemental Redemption Amount, if any. In addition, if at any time Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") ceases to be a soliciting dealer in the shares of the Consumer Staples SPDR Fund, the Company will pay the amount due to the holders of the MITTS Securities in cash instead of shares.

Supplemental Redemption Amount

          The "Supplemental Redemption Amount" with respect to this MITTS Security equals:

                               (Adjusted Ending Value-Starting Value)
          Principal Amount  X  (------------------------------------)
                               (           Starting Value           )

          provided, however, that in no event will the Supplemental Redemption Amount be less than zero. The Starting Value equals ________. The Adjusted Ending Value will be determined by the calculation agent and will equal the Ending Value, as reduced by the Adjustment Factor (as defined below). The "Ending Value" will equal the average (arithmetic mean) of the Net Asset Values (as defined below) per share of the Consumer Staples SPDR Fund on each of the first five Calculation Days (as defined below) during the Calculation Period (as defined below). If there are fewer than five Calculation Days in the Calculation Period, the Ending Value will equal the average (arithmetic mean) of the Net Asset Values of the Consumer Staples SPDR Fund on each of such Calculation Days, and if there is only one Calculation Day, then the Ending Value will be equal to the Net Asset Value per share of the Consumer Staples SPDR Fund on such Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events (as defined below), then the Ending Value shall mean the Net Asset Value per share of the Consumer Staples SPDR Fund on the last Trading Day (as defined below) prior to the Calculation Period for which a Net Asset Value per share of the Consumer Staples SPDR Fund was determined.

          The "Adjustment Factor" equals ____% per annum and will be prorated based on a 365-day year and applied each calendar day during the term of the MITTS Securities to reduce the Ending Value used to calculate the Supplemental Redemption Amount.

          "Net Asset Value" means the net asset value per share of the Consumer Staples SPDR Fund as determined by the Consumer Staples SPDR Fund. The Consumer Staples SPDR Fund calculates its net asset value per share by dividing the value of its net assets (i.e., the value of its total assets less total liabilities) by its total number of shares outstanding.

          The "Calculation Period" means the period from and including the seventh scheduled Calculation Day prior to the maturity to and including the second scheduled Calculation Day prior to maturity.

          "Calculation Day" means any Trading Day on which a Market Disruption Event has not occurred.

          "Trading Day" is a day on which the shares of the Consumer Staples SPDR Fund (A) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) have traded at least once on a national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of the Consumer Staples SPDR Fund.

Fractional Shares

          No fractional shares of the Consumer Staples SPDR Fund will be distributed by the Company at maturity. In the event ML&Co. elects to pay holders of the MITTS Securities in shares of the Consumer Staples SPDR Fund, all amounts due to any holder of the MITTS Securities in respect of the total number of units held by such holder will be aggregated, and in lieu of delivering any fractional share to such holder, such holder will receive the cash value of such fractional share based on the Ending Value.

Adjustments to the Net Asset Value; Market Disruption Events

          If at any time the shares of the Consumer Staples SPDR Fund are subject to a split or reverse split, the calculation agent shall adjust the Net Asset Value per share of the Consumer Staples SPDR Fund used to calculate the Ending Value in order to arrive at a Net Asset Value per share of the Consumer Staples SPDR Fund as if such split or reverse split, as the case may be, had not occurred.

          "Market Disruption Event" means any of the following events, as determined by the calculation agent:

          (a) the suspension or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more of the stocks which then comprise the Consumer Staples Select Sector Index;

          (b) the suspension or material limitation on trading, in each case, for more than two hours of trading (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in option contracts related to the shares of the Consumer Staples SPDR Fund which are traded on any major U.S. exchange; or

          (c) the Consumer Staples SPDR Fund (1) is unable or otherwise fails to issue a Net Asset Value for any shares of the Consumer Staples SPDR Fund after the close of business on the NYSE or (2) suspends the creation or redemption of shares of the Consumer Staples SPDR Fund.

          For the purposes of clause (a) above, any limitations on trading during significant market fluctuations under New York Stock Exchange ("NYSE") Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the calculation agent, will be considered "material".

          For the purposes of paragraphs (a) and (b) of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

Termination of the Consumer Staples SPDR Fund

          If the Consumer Staples SPDR Fund is liquidated or otherwise terminated, for purposes of calculating the Supplemental Redemption Amount payable at the maturity of the MITTS Securities, the "Net Asset Value" will be calculated by the calculation agent as follows: The Net Asset Value per share of the Consumer Staples SPDR Fund on the Trading Day occurring immediately before any liquidating distribution will equal the Net Asset Value for such day (the "Pre-liquidation Date"). The calculation agent will then calculate the Net Asset Value after the close of trading on each Trading Day (each such date, a "Determination Date") after the Pre-liquidation Date by increasing or decreasing, as the case may be, the Net Asset Value as of the immediately preceding Trading Day by the percentage by which the closing value of the Consumer Staples Select Sector Index increases or decreases from such immediately preceding Trading Day to such Determination Date and further decreasing such Net Asset Value by fees, expenses and non-liquidating distribution (together, "Fund Expenses") that the calculation agent, in its sole judgment but with reference to the Fund Expenses actually incurred by the Consumer Staples SPDR Fund before its liquidation or termination, deems would reasonably have been accrued and included in the calculation of the Net Asset Value per share of the Consumer Staples SPDR Fund had it not been liquidated or terminated, from such immediately preceding Trading Day to such Determination Date. The calculation agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation) and arrange for information with respect to such values to be made available by telephone.

          If the Consumer Staples SPDR Fund is liquidated or otherwise terminated and the Consumer Staples Select Sector Index is no longer calculated or published (an "Index Termination Event"), the calculation agent will select a successor index that it determines, in its sole discretion, to be comparable to the Consumer Staples Select Sector Index, and, upon the calculation agent's notification of such determination to the Trustee and the Company, the calculation agent will substitute the successor index for the Consumer Staples Select Sector Index and calculate the Net Asset Value in accordance with the procedures referred to in the immediately preceding paragraph with reference to such successor index. Upon any selection by the calculation agent of a successor index, the Company shall cause notice thereof to be given to holders of the MITTS Securities.

          In the event that an Index Termination Event occurs and a successor index to the Consumer Staples Select Sector Index is not selected by the calculation agent or is no longer published on any of the Calculation Days, the calculation agent shall compute a substitute index for the Consumer Staples Select Sector Index for any such Calculation Day in accordance with the procedures last used to calculate the Consumer Staples Select Sector Index prior to any such discontinuance. The calculation agent will calculate the Net Asset Value in accordance with the procedures referred to in the first paragraph of this section with reference to such substitute index. Upon any selection by the calculation agent of such substitute index, the Company shall cause notice thereof to be given to holders of the MITTS Securities.

          If S&P discontinues publication of the S&P 500 Index subsequent to an Index Termination Event and (i) a successor index to the Consumer Staples Select Sector Index is not selected by the calculation agent or is no longer published on any of the Calculation Days and (ii) the calculation agent is unable to calculate a substitute index for the Consumer Staples Select Sector Index, the calculation agent will compute a substitute index for the S&P 500 Index for any such Calculation Day in accordance with the procedures last used to calculate the S&P 500 Index prior to any such discontinuance. If the calculation agent calculates such substitute index for the S&P 500 Index, the calculation agent will use such substitute index to calculate the substitute index for the Consumer Staples Select Sector Index.

General

     This MITTS Security is one of a duly authorized issue of securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated

(herein referred to as the "Indenture"), between the Company and The Chase Manhattan Bank, formerly Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), (herein referred to as the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the MITTS Securities, and the terms upon which the MITTS Securities are, and are to be, authenticated and delivered.

          The Company hereby covenants for the benefit of the Holders of the MITTS Securities, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the MITTS Securities.

          The MITTS Securities are not subject to redemption by the Company or at the option of the Holder prior to the Stated Maturity.

          In case an Event of Default with respect to any MITTS Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount thereof, will be equal to the Principal Amount and the Supplemental Redemption Amount, if any, calculated assuming (i) the date of early repayment is the maturity date of the MITTS Securities and
(ii) the Adjustment Factor is prorated based on a 365-day year and applied each calendar day to reduce the Net Asset Value per share of the Consumer Staples SPDR Fund used to calculate the Supplemental Redemption Amount.

          In case of default in payment of the MITTS Securities (whether at the Stated Maturity or upon acceleration), from and after the maturity date the MITTS Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of ____% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the MITTS Securities to the date payment of such amount has been made or duly provided for.

          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the MITTS Securities of each series to be affected under the Indenture at any time by ML&Co. and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the MITTS Securities at the time Outstanding, as defined in the Indenture, of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the MITTS Securities of each series at the time Outstanding, on behalf of the Holders of all MITTS Securities of each series, to waive compliance by ML&Co. with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this MITTS Security shall be conclusive and binding upon such Holder and upon all future Holders of this MITTS Security and of any MITTS Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this MITTS Security.

          No reference herein to the Indenture and no provision of this MITTS Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal Amount plus the Supplemental Redemption Amount with respect to this MITTS Security and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency or other consideration, herein prescribed.

          As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this MITTS Security may be registered on the MITTS Security Register of the Company, upon surrender of this MITTS Security for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new MITTS Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

          The MITTS Securities are issuable only in registered form without coupons in denominations of $10 and integral multiples thereof. As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the MITTS Securities are exchangeable for a like aggregate principal amount of MITTS Securities in authorized denominations, as requested by the Holder surrendering the same. If (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this MITTS Security shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the MITTS Securities, this MITTS Security shall be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive MITTS Securities shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive MITTS Securities are so delivered, the Company may make such changes to the form of this MITTS Security as are necessary or appropriate to allow for the issuance of such definitive MITTS Securities.

          No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

          Prior to due presentment of this MITTS Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this MITTS Security is registered as the owner hereof for all purposes, whether or not this MITTS Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

          All terms used in this MITTS Security which are defined in the Indenture but not in this MITTS Security shall have the meanings assigned to them in the Indenture.

          Unless the certificate of authentication hereon has been executed by The Chase Manhattan Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this MITTS Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:                         , 1999

CERTIFICATE OF AUTHENTICATION                                                Merrill Lynch & Co., Inc.
This is one of the Securities of the series    [Copy of Seal]
designated therein referred to in the
within-mentioned Indenture.

The Chase Manhattan Bank, as Trustee                                         By:
                                                                         Treasurer

By:                                                                          Attest:
          Authorized Officer                                                 Secretary



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